UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	June 2, 2008 (May 29, 2008)
REIS, INC.

(Exact Name of Registrant as Specified in Charter)
Maryland

(State or Other Jurisdiction of Incorporation)
1-12917	13-3926898

(Commission File Number)	(IRS Employer Identification No.)
530 Fifth Avenue, New York, NY	10036

(Address of Principal Executive Offices)	(Zip Code)
(212) 921-1122

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

(a)            On May 29, 2008, at the 2008 annual meeting of stockholders (the "Annual Meeting"), the stockholders of Reis, Inc., a Maryland corporation (the "Company"), approved the Reis, Inc. 2008 Omnibus Incentive Plan (the "2008 Omnibus Plan") and the Reis, Inc. 2008 Annual Incentive Compensation Plan (the "2008 Annual Plan" and, together with the 2008 Omnibus Plan, the "Plans"). The descriptions of the Plans included below in this current report on Form 8-K do not purport to be complete and are qualified in their entirety by reference to the following, each of which is incorporated herein by reference: (i) the 2008 Omnibus Plan, which is included as Annex A to the Company's proxy statement (the "Proxy") relating to the Annual Meeting, filed with the SEC on April 25, 2008, (ii) the description of the 2008 Omnibus Plan, which is included at pp. 18-24 of the Proxy, (iii) the 2008 Annual Plan, which is included as Annex B to the Proxy and (iv) the description of the 2008 Annual Plan, which is included at pp. 25-27 of the Proxy.

2008 Omnibus Plan

The 2008 Omnibus Plan provides for the grant or issuance of stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to directors, officers, other employees, consultants and advisors of the Company and its subsidiaries and affiliates. Each award will be set forth in a separate agreement with the recipient of the award, indicating the type, terms and conditions of the award. Up to 1,000,000 shares of the Company's common stock will be available for issuance pursuant to the 2008 Omnibus Plan, and no individual may be granted awards representing more than 500,000 shares of common stock during any 36-month period. The number of shares available for issuance may be adjusted to reflect (i) any shares subject to awards previously issued under the Company's prior equity compensation plans or the 2008 Omnibus Plan, which awards expire according to their terms or are forfeited, terminated, canceled or surrendered, (ii) any shares that are subsequently surrendered or withheld in payment of the exercise price of a stock option or in payment of taxes associated with such awards, or (iii) any shares subject to a SAR that are not issued in connection with the stock settlement of the SAR upon the exercise thereof). The number of shares may also be adjusted in the event of a stock dividend, stock split, reorganization or other similar event.

The 2008 Omnibus Plan is administered by the Compensation Committee of the Company's board of directors. The Compensation Committee has broad authority to administer and interpret the 2008 Omnibus Plan and its provisions as it deems necessary and appropriate. Decisions of the Compensation Committee will be final, conclusive and binding on all persons or entities, including the Company, any participant, and any subsidiary or affiliate. Notwithstanding the foregoing, any action or determination by the Compensation Committee specifically affecting or relating to an award to a member of the Compensation Committee will require the prior approval of the board of directors (excluding persons who are also members of the Compensation Committee).

2008 Annual Plan

Under the 2008 Annual Plan, each participant is eligible to receive a maximum performance award based on performance criteria (as set forth in the 2008 Annual Plan). The performance criteria may be based on a variety of operating and financial performance metrics of the Company or any of its subsidiaries or affiliates. The actual performance award granted to a participant is determined by the Compensation Committee, which retains the discretionary authority to reduce or eliminate (but not increase) a performance award based on its consideration of, among other things, corporate and/or business unit performance against achievement of financial or non-financial goals, economic and relative performance considerations, and assessments of individual performance. The maximum award payable to any participant pursuant to the 2008 Annual Plan during any 12-month period is $2,000,000.

The time period during which the achievement of the performance goals is to be measured will be the Company's fiscal year or such other period that the Compensation Committee may establish. Within the earlier of 90 days after the beginning of each fiscal year or the expiration of 25% of a performance period, the Compensation Committee will designate one or more performance periods, determine the participants for such performance periods and affirm the applicability of the formula for determining each participant's award. As a result of these requirements, the first performance period under the 2008 Annual Plan is expected to be calendar year 2009.

Each award under the 2008 Annual Plan will be paid in cash; provided that the Compensation Committee may in its discretion determine that all or a portion of an award will be paid in shares of common stock, restricted stock, restricted stock units, stock options or other stock-based or stock denominated units that are issued pursuant to the Company's equity compensation plans in existence at the time of the grant. An award will be paid only after written certification by the Compensation Committee as to the attainment of the performance goals and the amount of the award. Under no circumstances may the Compensation Committee use discretion to increase the amount payable to any participant under an award.

The Company's Chief Executive Officer and any other executive officers and other key persons of the Company or any subsidiary or affiliate selected by the Compensation Committee to participate in the 2008 Annual Plan are eligible to receive awards under the 2008 Annual Plan. Currently, the Compensation Committee has designated each of the Company's executive officers (including the Chief Executive Officer), and may designate additional employees, as eligible to participate in the 2008 Annual Plan.

The 2008 Annual Plan is administered by the Compensation Committee, which has broad authority to administer and interpret the 2008 Annual Plan and its provisions as it deems necessary and appropriate. The 2008 Annual Plan will remain in effect until terminated by the Company's board of directors, which reserves the right to amend or terminate the 2008 Annual Plan at any time. Amendments to the 2008 Annual Plan will require stockholder approval to the extent required to comply with applicable law.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
REIS, INC.

	By:	/s/ Mark P. Cantaluppi
Mark P. Cantaluppi Vice President, Chief Financial Officer
Date: June 2, 2008